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                                                                    EXHIBIT I(2)

                    Letterhead of Goodwin Procter & Hoar LLP

                                 July 17, 2000

Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, NY  10022-3852

Ladies and Gentlemen:

     As special Massachusetts counsel to The Bear Stearns Funds (the "Trust"), a Massachusetts business trust, we have been asked to render our opinion in connection with the issuance of an indefinite number of Class A, Class B, Class C and Class Y shares of beneficial interest, all with $0.001 par value, representing interests in the S&P STARS Portfolio, Large Cap Value Portfolio, Small Cap Value Portfolio, The Insiders Select Fund, Focus List Portfolio, Balanced Portfolio, High Yield Total Return Portfolio, Income Portfolio; International Equity Portfolio; and Emerging Markets Debt Portfolio and an indefinite number of Class Y shares of beneficial interest, $0.001 par value, representing interests in the Prime Money Market Portfolio (collectively, the "Shares"), as more fully described in the prospectuses (the "Prospectuses") and statements of additional information (the "Statements of Additional Information") relating to the Shares contained in Post-Effective Amendment No. 26 (the "Amendment") to the Trust's Registration Statement on Form N-1A (Registration No. 33-84842) to be filed by the Trust with the Securities and Exchange Commission.

     We have examined the Agreement and Declaration of Trust dated as of September 29, 1994, and amended October 5, 1994 and May 4, 2000, the By-Laws of the Trust, the minutes of certain meetings of the Trustees, the Prospectuses and Statements of Additional Information contained in the Amendment, and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, when sold in accordance with the terms of the Prospectuses and Statements of Additional Information in effect at the time of sale, will be legally issued, fully paid and non-assessable by the Trust.

     We hereby consent to the filing of this opinion as an exhibit to the Amendment.

                                    Very truly yours,

                              /s/ GOODWIN, PROCTER & HOAR LLP
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                              GOODWIN, PROCTER & HOAR LLP